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                                                                    EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made this 21 day of April, 2000, between PROSOFTTRAINING.COM, INC., a Nevada corporation (the "Company"), and JEFFREY G. KORN ("Employee").

     WHEREAS:

     A. The Company is engaged in the provision of internet and intranet training and other computer training and services.

     B. The Company and Employee desire to enter into an Employment Agreement to memorialize the terms of employment

     C. NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, the parties do hereby agree and promise as follows:

     1.   Employment. The Company hereby employs Employee and Employee hereby
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accepts employment under the terms and conditions set forth below.  The
Employee's title shall be General Counsel. Employment will commence May 15, 2000, the contract shall conclude on May 14, 2002. It is understood that Employee will be winding down his law practice and will not be domiciled with the company until sometime between August 1, and September 1, 2000. At that date the Employee will be expected to be in the Austin office full time. Prior to that Employee may fulfill the terms of this contract from Jacksonville Florida, or such other place so long as Employee devotes his best efforts to provide all necessary time to the Company to fulfill the duties subsequently detailed herein.

     2.   Duties.
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          2.1  The Employee shall perform such managerial, supervisory, development or executive duties in connection with the business of the Company as the Company may from time to time assign consistent with Employee's title of General Counsel. Notwithstanding the foregoing the company expects that employee shall perform the following tasks which shall not be conclusive: Supervise outside counsel, work and billing, review and negotiate routine contractual obligations (including but not limited to leases, employment agreements, and Board resolutions), direct diligence related to mergers and acquisitions, direct litigation, and assist the Chief Executive Officer, and Chief Operating Officer as necessary and reasonable, it is expected the Employee will act as Corporate Secretary, review Corporate governance and assist the business in its diligence.

          2.2 Employee will report and be responsible to the Chief Executive officer and the Board of Directors as is reasonable and necessary.
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          2.3  Employee agrees to devote his full business time, energy and skills to such employment subject to absences and customary vacations and for temporary illnesses.

          2.4 Employee will not engage in other gainful occupation during the term of this Agreement without prior written consent of the Company; provided, however, that nothing contained herein shall be construed to prevent the Employee from trading for his own account and benefit in stocks, bonds, securities, real estate, commodities and other forms of investments, or in lecturing or writing.

     3.   Term.  The term of this Agreement shall begin on May 15, 2000 and
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shall continue until May 14, 2002, unless earlier terminated pursuant to the provisions hereof.

     4.   Compensation.
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          4.1  Employee shall receive a base salary of $130,000 per year payable in equal installments on the Company's regular payroll dates ("Base Salary"), which Base Salary the Company shall continue to pay during the term of this Agreement until the Company is no longer obligated to pay the same pursuant to the provisions of Section 6 hereof.

          4.2 Employee shall be entitled to an award of options under the company's plan, which may be in place. The Company will recommend to the Board of Directors that employee shall be granted 100,000 options. Employee and Company understand at present that options under the stockholder approved qualified plan are not available. Company intends to seek shareholder approval of a new plan, and once that is accomplished employee, when approved by the board, shall receive his options at the strike price when awarded.

          4.3 In addition the Employee is to receive relocation and moving expenses of $30,000 which shall be paid upon commencement of employment or when requested by the employee, but no later than September 1, 2000.

          4.4 The Company shall pay Employee's reasonable expenses in maintaining his professional standing, including but not limited to Bar Dues, American Bar Association Dues, Appropriate Dues for Professional Organizations, Books and Research necessary for Employee to fulfill the terms of this agreement, travel expenses and fees for attending seminars which will assist Employee in fulfilling the terms of this agreement.

          4.5 In addition to Employee's Base Salary, Employee shall be entitled to receive an annual bonus each calendar year of up to $ 52,000, to be determined as follows:

               (a) $7,200 shall be earned if the closing bid price for the Company's Common Stock, as reported by NASDAQ (the "Company Closing Price"), is equal to or greater than $20 for five consecutive business days during that calendar year;

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               (b) An additional $7200 shall be earned if the Company Closing
Price is equal to or greater than $25 for five consecutive business days during that calendar year;

               (c) An additional $4800 per fiscal quarter in which gross revenue of the Company equals or exceeds $4,500,000, up to a maximum of three quarters per calendar year ($ 14,400 maximum per calendar year);

               (d) Up to an additional $23,000 to be determined by the Company, in its sole and absolute discretion, taking into account whatever factors it considers appropriate, including but not limited to the Company's success in mergers and Acquisitions. The bonus structure may be changed by agreement as the Company may implement "team goals" for the Management Team.

               (e) The bonus for each calendar year shall be payable on May 15 of the following year. The bonus shall be paid in cash or, at the option of the Company, in shares of Common Stock of the Company valued at the Closing Price on that May 15 (or, if May 15 is not a business day, the first business day prior to that date). If the bonus is paid in Common Stock, the Company will also pay federal and state income taxes incurred as a result of the payment in this manner.

     5.   Termination.
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          5.1  The Company may terminate this Agreement for cause by giving the
Employee written notice. "Cause" shall mean gross negligence or willful misconduct in the performance of Employee's duties hereunder, willful breach or habitual neglect of duties, defalcation, fraud, conviction of a felony, or incarceration for not less than 30 consecutive days, all as determined by the Board of Directors. If the Employee disputes the Company's right to terminate this Agreement for Cause, the dispute shall be resolved in accordance with
Section 11 hereof.

          5.2 The Company may terminate this Agreement if Employee is mentally or physically disabled and such disability renders him unable to perform his duties under this Agreement for 90 consecutive days in any 12-month period. During the term of this Agreement, the Company will take out a disability insurance policy providing Employee commensurate compensation in the event of such a disability.

          5.3 This Agreement may be terminated voluntarily by the Employee by providing the Company with written notice specifying the date of such termination not less than 90 days prior to the effective date of termination.

          5.4 The Company without Cause may terminate this Agreement by providing Employee with written notice specifying the date of such termination not less than 30 days prior to the effective date of termination.

     6.   Effect of Termination.
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          6.1  If Employee's employment hereunder is terminated without Cause pursuant to Section 5.4, the Company shall (i) pay to Employee an amount equal to Employee's cash compensation from the Company for the previous 12 months, plus the value of any accrued or unused vacation and (ii) provide acceleration and immediate vesting of all of Employee's stock options from the Company which have not yet vested at that time, and such accelerated options as well as any other options which have vested and are then exercisable shall be exercisable for a period of three (3) months following the date of termination and shall then expire and be of no further force or effect. The Company shall thereafter have no further obligations under this Agreement.

          6.2 If Employee's employment hereunder is terminated pursuant to Sections 5.1, 5.2 or 5.3, the Company shall pay to Employee the Base Salary through the date of such termination, plus the value of any accrued or unused vacation, and the Company shall thereafter have no further obligations to Employee under this Agreement.

          6.3 If Employee's employment is terminated as a result of the expiration of the term of this Agreement, then the Company shall pay to Employee the Base Salary through the expiration date, plus the value of any accrued or unused vacation, and the Company shall thereafter have no further obligations under this Agreement.

     7.   Change of Control.
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          7.1  For purposes of this Agreement, a "Change of Control" shall mean the occurrence of either one of the following events:

               (i) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (collectively, a "Person"), acquires shares of capital stock of the Company representing more than fifty percent (50%) of the total number of shares of capital stock that may be voted for the election of directors of the Company; or

               (ii) a merger, consolidation or other business combination of the Company with or into another Person is consummated, or all or substantially all of the assets of the Company are acquired by another Person, as a result of which the stockholders of the Company immediately prior to the consummation of such transaction own, immediately after consummation of such transaction, equity securities possessing less than fifty percent (50%) of the voting power of the surviving or acquiring Person (or any Person in control of the surviving or acquiring Person), the equity securities of which are issued or transferred in such transaction.

          7.2 Upon the occurrence of a Change of Control during the term of this Agreement, all outstanding employee stock options then held by Employee shall accelerate and immediately vest, and such accelerated options as well as any other options which have vested and which are then exercisable shall remain exercisable until expiration or earlier termination pursuant to the terms of the respective original option agreements.

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          7.3    If upon the completion of a Change of Control Employee is not
General Counsel of the ultimate parent organization of which the Company is a part, then the Company shall immediately make a payment to Employee equal to $200,000. Notwithstanding the foregoing, should the Chief Executive Officer, and the Chief Operating officer of the company agree to waive their payment upon change of control employee shall not be entitled to the payment. Should the Chief Executive Officer and the Chief Operating Officer agree to reduce the payments to which they are entitled to on a change of control, employee agrees that his payment shall be reduced by an equal percentage.

          7.4    Withholding Taxes and Other Deductions.  To the extent required
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by law, the Company shall withhold from any payments due Employee under this
Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy, except in the case where a bonus is paid in Common Stock.

     8.   Proprietary Information.
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          8.1    Employee understands that the Company possesses and will
continue to possess information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered, developed or made known by Employee during the period of or arising out of his employment by the Company, whether prior to or after the date hereof) or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All such information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes processes, formulas, codes, data, programs, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, contracts and customer and supplier lists.

          8.2 In consideration of the compensation received by the Employee from the Company and the covenants contained in this Agreement, Employee agrees as follows:

          8.2.1 All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith. Employee hereby assigns to the Company rights he may have or acquire in such Proprietary Information. At all times, both during his employment by the Company and after its termination, Employee will keep in strictest confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties under this Agreement.

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          8.2.2  All documents, records, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Employee by the Company or produced by Employee or others in connection with Employee's employment with the Company shall be and remain the sole property of the Company. In the event of the termination of his employment by him or the Employee for any reason, Employee will deliver to the Company all documents, notes, drawings, specifications, programs, data, customer lists and other materials of any nature pertaining to his work with the Company and Employee will not take with him or use any of the foregoing, any reproduction of any of the foregoing, or any Proprietary Information that is embodied in a tangible medium of expression.

          8.2.3 Employee recognizes that the Company is engaged in a continuous program of development and marketing respecting its present and future business. Employee understands that as part of his employment by the Company he has been and is expected to make new contributions of value to the Company and that his employment has created a relationship of confidence and trust between him and the Company with respect to certain information applicable to the business of the Company or applicable to the business of any customer of the Company, which has been or may be made known to Employee by the Company or by any customer of the Company or which may have been or may be learned by Employee during the period of his employment by the Company.

     9.   Covenant Not to Compete.
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          9.1    In consideration for the payments to be made under this
Agreement, Employee shall, for the greater of (a) a period of two years or (b) such period as Employee may be employed by the Company, refrain from, either alone or in conjunction with any other person, or directly or indirectly through its present or future affiliates:

                 (i) employing, engaging or seeking to employ or engage any person who within the prior twenty-four (24) months had been an officer or employee of the Company;

                 (ii) causing or attempting to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company, or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company;

                 (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of their respective clients, customers or suppliers; or

                 (iv) Participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any person participating or engaged in, any of the lines of business in which the Company is participating or engaged on the date of termination in any

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jurisdiction in which the Company participates or engages in such line of business on the date of termination.

Notwithstanding the foregoing, the restrictive covenants set forth in this
Section 10 shall terminate immediately upon a termination of this Agreement by the Company without Cause.

          9.2 The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

          9.3 The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and Employee hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

          9.4 The Company and the Employee acknowledge that the foregoing restrictive covenants in this Section 10 are essential elements of this Agreement and that, but for the agreement of the Employee to comply with those covenants, the Company would not have agreed to enter into this Agreement. The covenants by the Employee shall be construed as agreements independent of any other provision in this Agreement.

          9.5 The Company and the Employee intend that the covenants contained in this Section 10 shall be construed as a series of separate covenants, one for each county of the State of Texas and one for each State of the United States other than Texas.

          9.6 The Company and the Employee understand and agree that, if any portion of the restrictive covenants set forth in this Section 10 is held to be unreasonable, arbitrary, or against public policy, then that portion of those covenants shall be considered divisible as to time and geographical area. The Company and the Employee agree that, if any court of competent jurisdiction determines that the specified time period or the specified geographical area of application in any covenant is unreasonable, arbitrary, or against public policy, then a lesser time period, geographical area, or both, that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. The Company and the Employee agree and acknowledge that they are familiar with the present and proposed operations of the Company and

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believe that the restrictive covenants set forth in this Section 10 are reasonable with respect to their subject matter, duration, and geographical application.

          9.7 The parties acknowledge that the status of the Employee in this business and industry is unique and the success of the Company in said business is materially and substantially dependent upon the continued employment of the Employee, and in the event the employment of the Employee is terminated for any reason, such business of the Company will be substantially and irrevocably damaged. In view thereof, the parties acknowledge that monetary damages alone will not fully compensate the Company in the event the Employee fails or refuses to comply with the terms of this Section 10 above when applicable, and agree that the Company, in addition to all other remedies provided in law and in equity, shall have the remedy of injunctive relief and specific performance to enforce the terms of said Section.

     10.  Arbitration.  Except as otherwise provide herein, any controversies or
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claims arising out of, or relating to this Agreement or the breach thereof, shall be settled by arbitration in Austin, Texas in accordance with the rules of, but not subject to the jurisdiction of, the American Arbitration Association, which decision shall be final and binding on the parties, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. For these purposes the arbitrator shall be an individual who has demonstrated that such individual is familiar with and has experience in the legal issues involving employer-employee relationships and has had no prior prejudicial contacts with either party. In addition to all other remedies provided in law or in equity, the arbitrator is hereby authorized to assess costs and attorneys' fees against either party if the arbitrator finds, based on all the facts and circumstances, that the conduct of or the claims made by such party were unreasonable or substantially without merit.

     11.  Notice.  All notices, requests and other communications hereunder must
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be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                         If to Employee:          Jeffrey G. Korn

                         If to the Company:       ProsoftTraining.com, Inc.
                                                  3001 Bee Caves Road, Suite 100
                                                  Austin, TX  78746
                                                  Facsimile No:  (512) 328-5237
                                                  Attn: Chief Financial Officer

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case

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regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     12.  Invalid Provision.  The invalidity or unenforceability of any
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particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof or the validity of that particular provision in any other jurisdiction, and the Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted only in the jurisdiction in which the case is held to be invalid or unenforceable.

     13.  Interpretation.  This Agreement shall be interpreted in accordance
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with the laws of the State of Texas.

     14.  Successors.  This Agreement shall be binding upon and shall inure to
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the benefit of the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

     15.  Entire Agreement; Modification.  This Agreement replaces in its
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entirety the Existing Employment Agreement, which agreement shall be of no further force and effect. This Agreement constitutes the entire agreement between the parties, and may be changed only by an agreement in writing signed by the parties.

     16.  Headings.  Sections and other headings contained in this Agreement are
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for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each of the parties hereto agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement. The original signature pages shall be forwarded to the Company or its counsel and the Company or its counsel will provide all of the parties hereto with a copy of the entire Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                             "COMPANY"

                                             PROSOFTTRAINING.COM, INC., a
                                             Nevada corporation

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                                             By: ___________________________
                                                 Name:______________________
                                                 Title:_____________________

                                             "EMPLOYEE"


                                             _______________________________
                                             Jeffrey G. Korn

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